EXHIBIT 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:
We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 30, 2005 and December 31, 2004, and for each of the three years in the period ended December 30, 2005, management's assessment of the effectiveness of Merrill Lynch's internal control over financial reporting as of December 30, 2005, and the effectiveness of Merrill Lynch's internal control over financial reporting as of December 30, 2005, and have issued our reports thereon dated February 27, 2006. Such consolidated financial statements and our reports are included in this Annual Report on Form 10-K.
We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the restated consolidated balance sheets of Merrill Lynch as of December 26, 2003 and December 27, 2002, and the related restated consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the years ended December 27, 2002 and December 28, 2001 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on these financial statements included explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees.)
We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Merrill Lynch as of December 28, 2001 prior to restatement for the adoption of SFAS No. 123, as amended by SFAS No. 148, and prior to the restatement related to the accounting for certain retail account fees (which is not presented herein); and we expressed an unqualified opinion on that consolidated financial statement. We also audited the adjustments relating to the restatements related to stock-based compensation and the accounting for certain retail account fees that were applied to restate the consolidated balance sheet of Merrill Lynch as of December 28, 2001.
In our opinion, the information set forth in the “Selected Financial Data” table under the captions “Results of Operations,” “Financial Position” and “Common Share Data,” included in this 2005 Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP
New York, New York
February 27, 2006